Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ballantyne Strong, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-03849, 333-116739, 333-139177, and 333-153408) on Form S-8 of Ballantyne Strong, Inc. (the Company) of our report dated March 23, 2010 with respect to the consolidated balance sheets of Ballantyne Strong, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule II, which report appears in the December 31, 2009 annual report on Form 10-K of Ballantyne Strong, Inc.

Omaha, Nebraska
March 23, 2010